Exhibit 99.1

Frederick County Bancorp, Inc. Reports Results for the Third Quarter 2006

          FREDERICK, Md., Oct. 11 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, as of September 30, 2006, the Company recorded a net profit of $467,000 and diluted earnings per share of $0.31, as compared to the net profit of $408,000 and diluted earnings per share of $0.27 recorded for the third quarter of 2005.  Also the Company earned $1.46 million with diluted earnings per share of $0.96 during the first nine months of 2006, which compares favorably to the $1.32 million in earnings and diluted earnings per share of $0.87 for the same period in 2005.

          The Company also reported that, as of September 30, 2006, assets stood at $222.6 million, with deposits of $203.7 million and loans of $166.5 million, representing increases of 14.9%, 15.1% and 9.8%, respectively, over the third quarter of 2005.

          The Company’s wholly-owned subsidiary, Frederick County Bank (the “Bank”), was founded in 2001 and now has four branch offices at: 30 West Patrick Street (Frederick), 1595 Opossumtown Pike (Frederick), 200 Commerce Drive (Walkersville) and 6910 Crestwood Boulevard (Frederick).

SOURCE  Frederick County Bancorp, Inc.
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          /CONTACT:  William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
          /Web site:  http://www.frederickcountybank.com /
          (FCBI)